Ultra Petroleum Announces Filing Of Shelf Registration Statement Pursuant To Registration Rights Agreement

HOUSTON, April 27, 2017 /PRNewswire/ -- Ultra Petroleum Corp. (NASDAQ: UPL) announced today that, on April 26, 2017, it filed a shelf registration statement with the Securities and Exchange Commission with respect to possible secondary sales of the company's common stock by the selling shareholders named in the shelf registration statement.

Ultra Petroleum is not selling any of its common stock and will not receive any proceeds from the offer and sale of any of the common stock registered under the shelf registration statement.

The shelf registration statement was filed to satisfy the company's obligations under the company's registration rights agreement entered into on April 12, 2017 with the selling shareholders in connection with our emergence from chapter 11 on that date.

A registration statement related to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Once available, a written prospectus may be obtained from Ultra Petroleum Corp. at 400 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060, Attention – Investor Relations and External Reporting.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. Additional information on the company is available at www.ultrapetroleum.com.

Statements made in this press release that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on certain assumptions and expectations made by the Company which reflect management's experience, estimates and perception of historical trends, current conditions, and anticipated future developments. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, and which may cause the Company's actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to financial performance and results, ability to improve its financial results and profitability following emergence from bankruptcy, availability of sufficient cash flow to execute its business plan, declining commodity prices and demand for oil, natural gas and natural gas liquids, the Company's ability to hedge future production at suitable prices and volumes, the Company's ability to replace reserves and efficiently develop its current reserves, the regulatory environment and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read "Risk Factors" in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

CONTACT: Sandi Kraemer, Director, Investor Relations and External Reporting, Phone: 281-582-6613, Email: skraemer@ultrapetroleum.com